Exhibit 3.13

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “HIGH POINT MANAGEMENT CO. LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FIRST DAY OF APRIL, A.D. 2004, AT 10:50 O’CLOCK A.M.

CERTIFICATE OF MERGER, FILED THE SEVENTH DAY OF APRIL, A.D. 2004, AT 1:39 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “HIGH POINT MANAGEMENT CO. LLC”.

3784916 8100H 130414734	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 0344224
DATE: 04-09-13
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

HIGH POINT MANAGEMENT CO. LLC

This Certificate of Formation of High Point Management Co. LLC is being executed and filed by Stephen W. Crawford, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.	The name of the limited liability company is High Point Management Co. LLC.

2.	The address of its registered office in the State of Delaware is: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective on April 1, 2004.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of High Point Management Co. LLC as of this 1st day of April, 2004

Stephen W. Crawford
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 11:46 AM 04/01/2004 FILED 10:50 AM 04/01/2004 SRV 040239891 – 3784916 FILE

State of Delaware Secretary of State Division of Corporations Delivered 01:39 PM 04/07/2004 FILED 01:39 PM 04/07/2004 SRV 040256110 – 3784916 FILE

CERTIFICATE OF MERGER

OF

HIGH POINT MANAGEMENT CO., INC.

(a New Jersey Corporation)

into

HIGH POINT MANAGEMENT CO. LLC

(a Delaware limited liability company)

dated: April 7, 2004

The undersigned limited liability company formed and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation or Organization
High Point Management Co., Inc.	New Jersey
High Point Management Co. LLC	Delaware

SECOND: An Agreement and Plan of Merger has been approved and executed by (i) High Point Management Co., Inc., a New Jersey Corporation (the “Foreign Company”), and (ii) High Point Management Co. LLC, a Delaware limited liability company (the “Delaware LLC”).

THIRD: The name of the surviving domestic limited liability company is High Point Management Co. LLC.

FOURTH: The merger of the Foreign Company into the Delaware LLC shall be effective at 12:01 a.m. on April 7, 2004 Eastern Standard Time.

FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the surviving limited liability company. The address of such place of business of the surviving limited liability company is 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company, on request and without cost, to any member of the Delaware LLC and to any person holding an interest in the Foreign Company.

IN WITNESS WHEREOF, High Point Management Co. LLC has caused this Certificate of Merger to be duly executed.

HIGH POINT MANAGEMENT CO. LLC

By:
Name: Stephen W. Crawford
Title: Authorized Person

[High Point Management Co. – Certificate of Merger]